Exhibit 2.1

The following description sets forth certain material terms and provisions of the securities of PLDT Inc. (“PLDT”, the “Company,” “we,” “us,” and “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes relevant provisions of Philippine law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Philippine law and our Amended Articles of Incorporation (as amended on June 9, 2020 and approved by the Philippine Securities and Exchange Commission on November 24, 2020, the “Amended Articles of Incorporation”) and Amended By-Laws (as amended on March 25, 2021 and approved by the Philippine Securities and Exchange Commission on September 9, 2022, the “Amended By-Laws”), copies of which are incorporated by reference as exhibits to the Annual Report on 20-F of which this Exhibit is a part. We encourage you to read our Amended Articles of Incorporation and Amended By-Laws and the applicable provisions of Philippine law for additional information. Capitalized terms used and not otherwise defined in this Exhibit shall have the respective meanings ascribed to them in the Annual Report on 20-F of which this Exhibit is a part.

Description of rights of each class of securities registered under Section 12 of the Securities Exchange Act of 1934

ADSs each representing one share of PLDT’s common capital stock are listed and traded on the NYSE and, our common shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) holders of shares of our common capital stock and (ii) ADS holders. Shares of our common capital stock underlying the ADSs are held by JP Morgan Chase Bank, as depositary, and holders of ADSs will not be treated as holders of the shares of our common capital stock.

Rights of the Shares (Item 10.B.3 of Form 20-F)

The following describes material features of the shares of our common capital stock. In this section, unless the context otherwise requires, “shares” means shares of our common capital stock and “shareholders” means holders of shares of our common capital stock.

General

Shares of our common capital stock were first listed on the then Makati Stock Exchange on November 10, 1965. The latest listing of additional shares of our common capital stock was approved by the PSE on November 9, 2011, and issued on October 25, 2011.

Dividends

Shareholders are entitled to receive dividends as may be declared from time to time by our board of directors. Such entitlement is subject to the full payment of preferential dividends on our preferred capital stock. The Board of Directors may declare cash dividends by at least a majority of the quorum. Dividends may be distributed out of the unrestricted retained earnings of the Company. For purposes of determining the shareholders entitled to cash dividend, the record date should not be less than 10 trading days from the date of declaration. There is no time limit in claiming entitlement to cash dividend. Unclaimed cash dividends may be claimed at any time by shareholders through the Company’s transfer agent. For more information, please refer to the Company’s dividend policy at http://www.pldt.com/investor-relations/shareholder-information/dividend-info.

Voting rights

Shareholders have the right to vote for the election of directors and any and all matters voted upon by holders of our capital stock. Each shareholder has one vote in respect of each share of common capital stock held by him. A holder of shares of common stock may vote such number of shares recorded in his name on the stock and transfer books of the Company as of the record date as determined by the Board of Directors in accordance with relevant Philippine laws, for as many persons as there are directors to be elected or he may cumulate said shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares shall equal, or he may distribute them on the same principle among as many candidates as he shall see fit. Our directors are not elected at staggered intervals.

Rights to share in our profits

Except to dividend, when and as declared by the Board of Directors, shareholders do not have any other rights to share in our profits. (Reference: Seventh Article of the Articles of Incorporation of PLDT)

Rights to share in any surplus in the event of liquidation

In the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding up, shareholders are entitled to all the remaining assets of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of the common capital stock held by them, after the distribution in full of the preferential amounts to be distributed to the holders of shares of preferred capital stock.

(i) Corporate dissolution

Section 139 of Revised Corporation Code provides that, upon dissolution, we shall remain as a body corporate for three years after the effective date of dissolution. This is for the purpose of prosecuting and defending suits by or against us and enabling us to settle and close our affairs, dispose of and convey our property, and distribute our assets, but not for the purpose of continuing our business. During such three years, we are authorized and empowered to convey all of our property to trustees for the benefit of our stockholders, among other people. We may distribute assets to our stockholders after payment of all our debts and liabilities.

(ii) Voluntary dissolution where no creditors are affected

Section 134 of the Revised Corporation Code provides that, if our dissolution does not prejudice the rights of any creditor having a claim against us, the dissolution may be affected by majority vote of the Board of Directors, and by a resolution adopted by the affirmative vote of our stockholders owning at least majority of the outstanding capital stock of a meeting to be held upon the call of the directors. Thereafter, the Board of Directors may by resolution determine when and how to distribute surplus assets of the Company, if any.

(iii) Voluntary dissolution where creditors are affected

Section 135 of the Revised Corporation Code provides that where our dissolution may prejudice the rights of any creditor, a verified petition for dissolution shall be filed with the Philippines Securities and Exchange Commission (the “Commission”), verifying, amongst other things, that our dissolution was resolved upon by the affirmative vote of our stockholders representing at least two-thirds of the outstanding capital stock at a meeting of stockholders called for that purpose. After the expiry of the period for objecting the petition, as fixed by the Commission, the Commission shall proceed to hear the petition and try any issue raised in the objections filed. If no such objection is sufficient, and the material allegations of the petition are true, it shall render judgment dissolving us and directing the disposition of our assets as justice requires.

(iv) Involuntary dissolution

Section 138 of the Corporation Code provides that we may be dissolved by the Commission motu proprio or upon filing of a verified complaint by any interested party. If the ground for our dissolution is any of those specified under Item (e) of Section 138 where there is a finding by final judgment that PLDT (i) was created for the purpose of committing, concealing or aiding the commission of securities violations, smuggling, tax evasion, money laundering, or graft and corrupt practices; (ii) committed or aided in the commission of securities violations, smuggling, tax evasion, money laundering, or graft and corrupt practices, and its stockholders knew; or (iii) repeatedly and knowingly tolerated the commission of graft and corrupt practices or other fraudulent or illegal acts by its directors, trustees, officers, or employees, our assets, after payment of our liabilities, shall upon petition of the Commission be forfeited in favor of the Philippine national government. However, such forfeiture shall be without prejudice to, among other things, the rights of innocent stockholders and employees for services rendered. For involuntary dissolution on grounds other than that provided under Item (e) of Section 138, the liquidation or winding up of the affairs of the corporation may be undertaken by the corporation, through its board of directors.

Redemption provisions

Shares of PLDT’s common capital stock are not subject to any redemption provision.

Sinking fund provisions

Shares of PLDT Common Capital Stock are not subject to any sinking fund provision.

Liability to further capital calls by us

Shares of PLDT Common Capital Stock are not liable to answer calls for further capital.

Provision discriminating against any existing or prospective holder of common capital stock as a result of such shareholder owning a substantial number of shares

None.

Requirements for Amendments of Articles of Incorporation (Item 10.B.4 of Form 20-F)

The rights of holders of shares of our common stock may be altered or changed by the Board of Directors and the stockholders by amending the articles of incorporation pursuant to Section 15 of the Revised Corporation Code. Section 15 provides that amendment to any provision in our Articles of Incorporation needs to be approved by (i) a majority of the Board of Directors and (ii) the vote or written assent of the stockholders representing at least two-third of the outstanding capital stock. Amendments to our Articles of Incorporation shall be indicated by underscoring the change or changes made, and a copy thereof duly certified under oath by our corporate secretary and a majority of our directors, with a statement that the amendments have been duly approved by the required vote of the stockholders shall be submitted to the Commission. The amendments shall take effect upon their approval by the Commission or from the date of filing with the Commission if not acted upon within six months from the date of filing for a cause not attributable to us.

Since the amendment would have the effect of changing the rights of the holders of shares of our common stock, any such holder has the right to dissent and demand payment of the fair value of his shares pursuant to Section 80 of the Revised Corporation Code.

Conditions governing the holding of Annual Stockholders Meeting or Special Stockholders Meeting and admission thereto (Item 10.B.5 of Form 20-F)

The annual meeting of stockholders shall be held on the second Tuesday in June of each year at 3:00 P.M. at the principal office of PLDT or at such other place designated by the Board of Directors in the city or municipality where the principal office of PLDT is located; provided that any city or municipality in Metro Manila shall, for the purpose hereof, be considered a city or municipality, Notice in writing of such meeting will have to be delivered to the stockholders personally, or by mail at least twenty one (21) calendar days before the date fixed for the meeting. (Reference: Section 1, Article II of the By-Laws of PLDT; Section 49 of the Revised Corporation Code)

The Board of Directors of the Company shall fix the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders. (Reference Section 5, Article III of the By-Laws of PLDT)

The special meetings of the stockholders shall be held at the principal office of PLDT or such other place designated by the Board of Directors in the city or municipality where the principal office of PLDT is located, and may be called at any time by the Chairman of the Board or three (3) of the directors or by any number of stockholders who hold at least ten percent (10%) or more of the outstanding capital stock. Notice in writing of such meeting will have to be delivered to the stockholders personally, or by mail at least one (1) week before the date fixed for the meeting (Reference: Section 2, Article II of the By-Laws of PLDT; Section 49 Revised Corporation Code; SEC Memorandum Circular No. 7 Series of 2021).

The Board of Directors of the Company shall fix the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of stockholders (Reference: Section 5, Article III of the By-Laws of PLDT)

Whenever for any cause, there is no person authorized or the person authorized unjustly refuses to call a meeting, the Philippine SEC, upon petition of a stockholder on a showing of good cause, may issue an order directing the petitioning stockholder to call a meeting of the corporation by giving proper notice required by the Revised Corporation Code or the bylaws. The petitioning stockholder shall preside thereat until at least a majority of the stockholders or members present have chosen from among themselves, a presiding officer. (Reference: Section 49, Revised Corporation Code of the Philippines)

Limitations on the Rights to Own Our Shares (Item 10.B.6 of Form 20-F)

Except as to the foreign ownership limitation imposed upon the Company under Article XII, Section 11 of the Constitution of the Republic of the Philippines, whereby Filipino ownership of the Company should be at least 60 per centum of both the total outstanding shares of stock entitled to vote in the election of directors, and the total number of outstanding shares of stock, whether or not entitled to vote in the election of directors, and thus, foreign ownership should be limited to only 40 per centum of both the total outstanding voting stock, and total outstanding capital stock, our foreign and Filipino holders of common stock have the same rights, including as to voting, cash dividends.

With respect to the holders of ADRs, their voting rights can be found in the following links:

https://www.sec.gov/Archives/edgar/data/78150/000119380509001362/e605616_424b3-pldt.htm

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

There is no provision in our Amended Articles of Incorporation and Amended By-Laws that would have an effect of delaying, deferring or preventing a change in control of the Company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There is no provision in our Amended Articles of Incorporation and Amended By-Laws governing ownership threshold above which a shareholder must disclose.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

	Delaware	Philippines

Number of Directors

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws, unless specified in the certificate of incorporation.

The Revised Corporation Code provides that for a stock corporation, the highest number of directors is 15.

Removal of Directors

Under Delaware law, directors may be removed from office, with or without cause, by a majority shareholder vote, except (a) in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation, and (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then

The Revised Corporation Code provides that any director or trustee of a corporation may be removed from office by a vote of the stockholders holding or representing at least two-thirds (2/3) of the outstanding capital stock, or in a nonstock corporation, by a vote of at least two-thirds (2/3) of the members entitled to vote. Provided that such removal shall take place either at a regular meeting of the corporation or at a special meeting called for the purpose, and in either case, after previous notice to stockholders or members of the corporation

	cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.	of the intention to propose such removal at the meeting.

Vacancies on the Board of Directors

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless otherwise provided in the certificate of incorporation or bylaws of the corporation.

The Revised Corporation Code provides that any vacancy occurring in the board of directors or trustees other than by removal or by expiration of term, may be filled by the vote of at least a majority of the remaining directors or trustees, if still constituting a quorum; otherwise, said vacancies must be filled by the stockholders or members in a regular or special meeting called for that purpose.

Annual General Meeting

Under Delaware law, the annual meeting of shareholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

The Revised Corporation Code provides that regular meetings of stockholders or members shall be held annually on a date fixed in the bylaws, or if not so fixed, on any date after April 15 of every year.

General Meeting	Under Delaware law, special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.	The Revised Corporation Code provides that special meetings of stockholders or members shall be held at any time deemed necessary or as provided in the by-laws.

Notice of General Meetings

Under Delaware law, written notice of any meeting of the shareholders must be given to each shareholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting, and shall specify the place, date, hour and purpose or purposes of the meeting.

The Revised Corporation Code provides that written notice shall be sent at least twenty-one (21) days prior to the annual general meeting, or as provided in in the by-laws, law or regulation. On the other hand, written notice shall be sent at least one week prior to the special meeting, or as provided in the bylaws, law or regulation

Quorum

The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders.

The Revised Corporation Code provides that a quorum shall consist of stockholders representing a majority of the outstanding capital stock or a majority of the members in case of non-stock corporation, unless otherwise provided in the Revised Corporation Code, or in the bylaws.

Proxy	Under Delaware law, at any meeting of shareholders, a shareholder may designate another person to act for such shareholder by proxy, but no such proxy	The Revised Corporation Code provides that stockholders and members may vote in person or by proxy in all meetings of stockholders or members. A proxy given shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

by a stockholder shall be valid and effective only for the particular annual meeting and any adjournments or postponements thereof, except if the stockholder shall have indicated in the proxy form that it is valid and effective for use in other meetings of stockholders of the corporation. However, in no case shall any proxy given by a stockholder be valid and effective for a period longer than five years.

Issue of New Shares

Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

The Revised Corporation Code provides that no corporation shall increase or decrease its capital stock or incur, create or increase any bonded indebtedness unless approved by a majority vote of the board of directors and by two-thirds (2/3) of the outstanding capital stock at a stockholder’s meeting called for the purpose.

Pre-emptive Rights

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess pre-emptive rights to subscribe to additional issuances of the corporation’s stock.

The Revised Corporation Code provides that all stockholders of a stock corporation shall enjoy pre-emptive right to subscribe to all issues or disposition of shares of any class, in proportion to their respective shareholdings, unless such right is denied by the articles of incorporation.

Liability of Directors and Officers

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its shareholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

• any breach of the director’s duty of loyalty to the corporation or its shareholders;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• willful or negligent payment of unlawful dividends or stock purchases or redemptions; or

• any transaction from which the director derives an improper personal benefit.

The Revised Corporation Code provides that directors or trustees who willfully and knowingly vote for or assent to patently unlawful acts of the corporation or who are guilty of gross negligence or bad faith in directing the affairs of the corporation or acquire any personal or pecuniary interest in conflict with their duty as such directors or trustees shall be liable jointly and severally for all damages resulting therefrom suffered by the corporation, its stockholders or members and other persons.

Voting Rights	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each shareholder of record is entitled to one vote for each share of capital stock held by such shareholder.

The Revised Corporation Code provides that no shares may be deprived of voting rights except those classified and issued as “preferred” or “redeemable” shares, unless provided in the Revised Corporation Code.

Variation of Class Rights

Under Delaware law, the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

Please refer to Requirements for Amendments of Articles of Incorporation (Item 10.B.4 of Form 20-F) above.

Shareholder Vote on Certain Transactions

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

• the approval of the board of directors; and

• approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Under Delaware law, a contract or transaction between the company and one or more of its directors or officers, or between the company and any other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall not be void solely for this reason, or solely because the director or officer participates in the meeting of the board which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board, and the board in good faith authorizes the contract or transaction by the affirmative votes o f a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

• the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

• the contract or transaction is fair as to the corporation as of the time it is authorized,

The Revised Corporation Code provides that the holders of non-voting shares shall nevertheless be entitled to vote on the following matters: (a) amendment of the article of incorporation; (b) adoption and amendment of by-laws; (c) Sale, lease, exchange, mortgage, pledge, or other disposition of all or substantially all of the corporate property; (d) Incurring, creating, or increasing bonded indebtedness; (e) Increase or decrease of authorized capital stock; (f) Merger or consolidation of the corporation with another corporation or other corporations; (g) Investment of corporate funds in another corporation or business in accordance with the Revised Corporation Code; and (h) Dissolution of the corporation approved or ratified, by the board of directors, a committee or the shareholders.

Standard of Conduct for Directors

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the shareholders. Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interest of the corporation. The director must not use his or her corporate position for personal gain or advantage. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

The Revised Corporation Code provides that directors or trustees elected shall perform their duties as prescribed by law, rules of good corporate governance, and by-laws of the corporation.

Shareholder Suits

Under Delaware law, a shareholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

• state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and

• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

• state the reasons for not making the effort.

Additionally, the plaintiff must remain a shareholder through the duration of the derivative suit.

Under the Revised Corporation Code, stockholders may bring an action in the name and on behalf of the corporation to redress wrongs committed against it or to protect or vindicate corporate rights, whenever the officials of the corporation refuse to sue, or are the ones to be sued, or hold control of the corporation.

Changes in Our Capital (Item 10.B.10 of Form 20-F)

Our Amended Articles of Incorporation and Amended By-Laws do not contain condition on changes in the capital which is more stringent than is required by Philippine law.

Description of Debt Securities, Warrants and Rights and Other Securities (Items 12.A, 12.B and 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

On October 19, 1994, our ADR facility was established, pursuant to which Citibank, N.A., as the depositary, issued ADRs evidencing ADSs with each ADS representing one share in our common capital stock with a par value of Php5.00 per share. Effective February 10, 2003, PLDT appointed JP Morgan Chase Bank as successor depositary of PLDT’s ADR facility. The address of JP Morgan Chase Bank’s principal executive office is 383 Madison Avenue, 11th Floor, New York, New York 10179. The deposit agreement dated October 14, 1994, as amended on February 10, 2003, can be located at: https://www.sec.gov/Archives/edgar/data/78150/000119380509001362/e605616_424b3-pldt.htm.